SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A

Amendment No. 2 to Form 8-K

Current Report Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 14, 2002

Brooks-PRI Automation, Inc.

(Exact Name Of Registrant As Specified In Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

0-25434	04-3040660

(Commission File Number)	(I.R.S. Employer Identification No.)

15 Elizabeth Drive, Chelmsford, Massachusetts	01824

(Address of Principal Executive Offices)	(Zip Code)

(978) 262-2400

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

ITEM 2  ACQUISITION OF ASSETS

         On May 14, 2002, Brooks Automation, Inc. (“Brooks” or the “Registrant”) completed the previously announced acquisition of PRI Automation, Inc. (“PRI”). PRI supplies advanced factory automation systems, software and services that optimize the productivity of semiconductor and precision electronics manufacturers, as well as OEM process tool manufacturers. Pursuant to the Amended and Restated Agreement and Plan of Merger between the parties, PRI was merged with and into Brooks. Stockholders of PRI received 0.52 shares of Brooks common stock for each share of PRI common stock held. Approximately 13,563,000 shares of Brooks common stock were issued to PRI stockholders in the merger. Brooks has reserved an additional 3,317,168 shares for issuance upon the exercise of options to purchase PRI common stock, which were assumed by Brooks and converted into options to purchase Brooks common stock.

         In connection with the merger, Brooks changed its name to Brooks-PRI Automation, Inc., and increased the size of its board of directors from five to seven members. Mitchell Tyson, the former president and chief executive officer of PRI, and Kenneth Thompson, a former director of PRI, were appointed to fill the new positions on the Brooks board.

         The merger was structured as a tax-free reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended, and has been accounted for as a purchase transaction in accordance with Statement of Financial Accounting Standards No. 141 (“SFAS 141”).

         The terms of the merger and the consideration received were the result of arm’s length negotiations by the parties, their representatives and their financial advisors. Certain directors and executive officers of Brooks and PRI had interests in the merger that were different from, or in addition to, their interests solely as stockholders, including the following:

•	Under his employment agreement with Brooks, upon completion of the merger, Robert J. Therrien, Brooks’ president and a member of its board of directors, received an increase in salary from $500,000 to $615,000 and more favorable supplemental retirement benefits, in the form of an increase of $9,583 in his minimum monthly retirement benefit and the payment of his retirement benefit in a single, lump-sum payment rather than over a period of time;

•	Brooks approved a new, more favorable compensation package for its nonemployee directors, conditional upon completion of the merger, which increases the annual pay to such directors from $1,000 to $20,000, and also increases annual compensation for nonemployee directors who serve on a committee from $4,000 to $5,000 per year for each committee on which they serve. The initial and annual option grants to nonemployee directors have been increased from 10,000 and 5,000 shares of Brooks common stock to 25,000 and 10,000 shares, respectively, and a one-time grant of 15,000 shares was made to existing nonemployee directors;

•	All officers and numerous other employees of PRI have retention agreements under which they will be entitled to severance payments if Brooks does not offer them employment after the merger at a comparable salary. These officers and employees will also be entitled to accelerated vesting of all of their outstanding options, including the PRI options assumed by Brooks in the merger, if Brooks does not offer them employment after the merger at a comparable salary, or if Brooks offers them such employment and they remain in their new positions for one year after the merger. At May 14, 2002 (exclusive of Mr. Tyson’s benefits described below), the fair market value using the Black-Scholes option pricing model of all of the options subject to possible accelerated vesting was approximately $32.3 million and the maximum amount of severance payments to be made was $10.4 million;

•	Mitchell G. Tyson, the former president, chief executive officer and director of PRI, entered into an employment agreement with Brooks which became effective upon the completion of the merger under which he is entitled to a six month salary of $182,000, 100% accelerated vesting of all of his outstanding options (fair market value using the Black-Scholes option pricing model of approximately $4.5 million at December 31, 2001), a retention bonus of $364,000 in the event that he fulfills his six month employment obligation, and payments of $546,000 per year in exchange for a two year non-competition covenant;

•	Brooks agreed to appoint Mitchell G. Tyson and Kenneth M. Thompson to the board of directors of Brooks; and

•	Brooks agreed to maintain all rights to indemnification existing immediately prior to the completion of the merger in favor of the directors and officers of PRI and its subsidiaries against liabilities arising out of their service as officers and directors of PRI before the merger.

         The boards of directors of Brooks and PRI were aware of these interests and took these interests into account in unanimously approving the merger and the transactions contemplated in the merger agreement.

ITEM 7  FINANCIAL STATEMENTS AND EXHIBITS

(a)	FINANCIAL STATEMENTS OF BUSINESSES ACQUIRED

Included with this report on Form 8-K/A are the audited financial statements of PRI Automation, Inc. as follows:

Report of Independent Accountants

Audited Consolidated Balance Sheets as of September 30, 2001 and 2000

Audited Consolidated Statements of Operations for the years ended September 30, 2001, 2000 and 1999

Audited Consolidated Statements of Stockholder’s Equity for the years ended September 30, 2001, 2000 and 1999

Audited Consolidated Statements of Cash Flows for the years ended September 30, 2001, 2000 and 1999

Notes to Audited Consolidated Financial Statements

(b)	UNAUDITED PRO FORMA FINANCIAL INFORMATION

Pro Forma Combined Condensed Statement of Operations for the year ended September 30, 2001

Pro Forma Combined Condensed Statement of Operations for the nine months ended June 30, 2002

Notes to Unaudited Pro Forma Combined Condensed Financial Statements

(c)	EXHIBITS

ITEM NO.	DESCRIPTION

23.1	Consent of PricewaterhouseCoopers LLP (Independent Accountants for PRI Automation, Inc.)

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of
PRI Automation, Inc.:

         In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, stockholders’ equity and cash flows present fairly, in all material respects, the financial position of PRI Automation, Inc. and its subsidiaries at September 30, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 2001 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         As discussed in Note A to the consolidated financial statements, during the year ended September 30, 2001 the Company changed its method of recognizing revenue.

PricewaterhouseCoopers LLP

Boston, Massachusetts
November 19, 2001

PRI AUTOMATION, INC.
CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS, EXCEPT SHARE DATA)

	SEPTEMBER 30

	2001	2000

ASSETS

Current assets:

Cash and cash equivalents	$58,968	$92,484

Trade accounts receivable, less allowance for doubtful accounts of $1,777 at 2001 and $2,881 at 2000	31,561	73,019

Contracts in progress	2,270	23,668

Inventories	90,038	59,104

Other current assets	8,310	2,686

Total current assets	191,147	250,961

Property and equipment, net	18,489	24,065

Investment in affiliate	4,890	—

Other assets, net	4,429	1,898

Total assets	$218,955	$276,924

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:

Accounts payable	$15,662	$28,536

Accrued expenses and other liabilities	37,487	32,809

Accrued legal and restructuring costs	8,707	—

Billings in excess of revenues and customer advances	52,589	11,986

Total current liabilities	114,445	73,331

Other long-term liabilities	753	946

Commitments and contingencies (Notes F and I) Stockholders’ equity:

Preferred stock $.01 per value, 400,000 shares authorized; none outstanding	—	—

Common stock, $.01 par value; 75,000,000 shares authorized; 25,593,329 and 25,011,938 issued and outstanding at 2001 and 2000, respectively	256	250

Additional paid-in capital	260,135	252,542

Accumulated other comprehensive loss	(7,445)	—

Accumulated deficit	(149,189)	(50,145)

Total stockholders’ equity	103,757	202,647

Total liabilities and stockholders’ equity	$218,955	$276,924

The accompanying notes are an integral part of the consolidated financial statements.

PRI AUTOMATION, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(IN THOUSANDS, EXCEPT PER SHARE DATA)

	YEAR ENDED SEPTEMBER 30

	2001	2000	1999

Net revenue:

Product and equipment	$218,247	$258,755	$100,074

Services and maintenance	50,311	41,017	36,222

Total net revenue	268,558	299,772	136,296

Cost of revenue:

Product and equipment	195,744	175,645	63,850

Services and maintenance	37,484	28,954	19,904

Total cost of revenue	233,228	204,599	83,754

Gross profit	35,330	95,173	52,542

Operating expenses:

Research and development	62,175	54,568	45,480

Selling, general and administrative	50,373	49,885	38,642

Restructuring and other costs	17,340	—	6,375

Total operating expenses	129,888	104,453	90,497

Operating loss	(94,558)	(9,280)	(37,955)

Other income, net	3,353	2,554	2,935

Loss before income taxes and cumulative effect of change in accounting principle	(91,205)	(6,726)	(35,020)

Provision for income taxes	2,091	1,227	1,065

Loss before cumulative effect of change in accounting principle	(93,296)	(7,953)	(36,085)

Cumulative effect of change in accounting principle, net of tax	(5,748)	—	—

Net loss	$(99,044)	$(7,953)	$(36,085)

Net loss per common share, basic and diluted:

Loss before cumulative effect of change in accounting principle	$(3.69)	$(0.34)	$(1.67)

Cumulative effect of change in accounting principle, net of tax	(0.23)	—	—

Net loss	$(3.92)	$(0.34)	$(1.67)

Weighted average number of shares outstanding, basic and diluted	25,265	23,645	21,628

The accompanying notes are an integral part of the consolidated financial statements.

PRI AUTOMATION, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
(IN THOUSANDS)

					ACCUMULATED
	COMMON STOCK		ADDITIONAL		OTHER	TOTAL
			PAID-IN	ACCUMULATED	COMPREHENSIVE	STOCKHOLDERS'
	SHARES	AMOUNT	CAPITAL	DEFICIT	LOSS	EQUITY

Balance, September 30, 1998	21,236	$212	$129,035	$(6,107)	$—	$123,140

Exercise of stock options	859	9	10,091			10,100

Issuance of common stock in connection with the Employee Stock Purchase Plan	171	2	2,385			2,387

Stock-based compensation			236			236

Reduction in paid-in capital for contingent consideration			(278)			(278)

Comprehensive loss:

Net loss				(36,085)		(36,085)

Balance, September 30, 1999	22,266	223	141,469	(42,192)	—	99,500

Exercise of stock options	1,091	11	18,030			18,041

Issuance of common stock in connection with the Employee Stock Purchase Plan	164	1	3,261			3,262

Issuance of common stock in connection with offering (net of expenses of $5.5 million)	1,491	15	89,890			89,905

Reduction in paid-in capital for contingent consideration			(108)			(108)

Comprehensive loss:

Net loss				(7,953)		(7,953)

Balance, September 30, 2000	25,012	250	252,542	(50,145)	—	202,647

Exercise of stock options	142	1	1,949			1,950

Issuance of common stock in connection with the Employee Stock Purchase Plan	369	4	4,048			4,052

Reduction in paid-in capital for contingent consideration			(328)			(328)

Acquisitions and other	70	1	1,924			1,925

Comprehensive loss:

Net loss				(99,044)		(99,044)

Other comprehensive loss:

Unrealized loss on investment in affiliate					(7,445)	(7,445)

Total comprehensive loss						(106,489)

Balance, September 30, 2001	25,593	$256	$260,135	$(149,189)	$(7,445)	$103,757

The accompanying notes are an integral part of the consolidated financial statements.

PRI AUTOMATION, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(IN THOUSANDS)

	YEAR ENDED SEPTEMBER 30,

	2001	2000	1999

Cash flows used in operating activities:

Net loss	$(99,044)	$(7,953)	$(36,085)

Adjustments to reconcile net loss to net cash (used in) provided by operating activities:

Depreciation and amortization expense	13,410	9,870	8,679

Provision for write-down of inventories	11,154	7,759	785

Provision for bad debts	(983)	683	(523)

Deferred income taxes	—	—	8,391

Write-downs of assets	2,944	—	—

Gain on investment in affiliate	(868)	—	—

Translation (gains) losses, net	1,419	721	(854)

Other, net	87	128	147

Changes in operating assets and liabilities:

Trade accounts receivable	41,396	(42,353)	3,726

Contracts in progress	21,398	(17,650)	2,999

Inventories	(42,088)	(38,512)	(1,642)

Other assets	(5,664)	3,874	34

Accounts payable	(12,798)	12,042	4,760

Accrued expenses and other liabilities	4,669	15,822	1,916

Accrued legal and restructuring costs	8,707	—	—

Billings in excess of revenues and customer advances	40,621	59	(2,795)

Net cash used in operating activities	(15,640)	(55,510)	(10,462)

Cash flows used in investing activities:

Investment in affiliate	(11,467)	—	—

Acquisitions	(750)	—	—

Purchases of property and equipment	(10,235)	(13,736)	(6,249)

Other, net	(329)	(108)	(574)

Net cash used in investing activities	(22,781)	(13,844)	(6,823)

Cash flows (used in) provided by financing activities:

Proceeds from common stock offering, net	—	89,905	—

Repayment of capital lease obligations	(339)	(526)	(551)

Proceeds from exercise of stock options and Employee Stock Purchase Plan	6,002	21,303	12,487

Other, net	(27)	—	188

Net cash (used in) provided by financing activities	5,636	110,682	12,124

Effect of changes in exchange rates on cash	(731)	(709)	(21)

Net (decrease) increase in cash and cash equivalents	(33,516)	40,619	(5,182)

Cash and cash equivalents at beginning of year	92,484	51,865	57,047

Cash and cash equivalents at end of year	$58,968	$92,484	$51,865

Supplemental disclosures of cash flow information:

Cash paid (received) during the year for:

Interest expense	$42	$92	$125

Income taxes, net	$946	$(4,846)	$908

Non-cash transactions:

Acquisition of Commotion Technology, Inc.	$1,925	—	—

The accompanying notes are an integral part of the consolidated financial statements.

PRI AUTOMATION, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

A.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Principles of Consolidation

         The consolidated financial statements include the accounts of PRI Automation, Inc., its wholly owned domestic subsidiaries and its wholly owned and majority-owned foreign subsidiaries (collectively, the “Company”). All significant intercompany transactions and balances have been eliminated. Certain reclassifications have been made to prior years’ financial statements to conform to the current presentation.

Use of Estimates

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates and would impact future results of operations and cash flows. Significant estimates are inherent in determining revenue recognition and associated profits under the percentage-of-completion method.

Cash Equivalents

         Cash equivalents consist of money market mutual funds, commercial paper, and other short-term investments with an original maturity of three months or less. Cash equivalents are classified as held to maturity and valued at amortized cost, which approximates fair market value.

Contracts in Progress

         Contracts in progress include costs and estimated profits under incomplete contracts accounted for using the percentage-of-completion method, net of amounts billed. These amounts are expected to be collected within the next twelve months as units are delivered.

Fair Value of Financial Instruments, Concentration of Credit Risk and Significant Customers

         Financial instruments that potentially subject the Company to significant credit risk consist principally of cash, cash equivalents, investment in affiliate, and trade accounts receivable. The Company generally invests its cash equivalents in investment-grade securities. The carrying value of financial instruments approximates their related fair values. The Company’s customers are primarily concentrated in one industry, the semiconductor manufacturing and related capital goods industry. The Company’s ten largest customers accounted for approximately 61%, 54% and 54% of revenue in fiscal years 2001, 2000 and 1999, respectively. During fiscal year 2001, two customers accounted for 21% and 11% of total revenue. In fiscal year 2000, two customers accounted for 14% and 12% of total revenue. In fiscal year 1999, revenue from one customer accounted for 21% of total revenue. Three customers accounted for 22%, 21% and 10% of gross accounts receivable at September 30, 2001. Two customers accounted for 18% and 12% of gross accounts receivable at September 30, 2000. The Company has not historically experienced significant credit losses related to its receivables.

Income Taxes

         The Company recognizes deferred tax assets and liabilities based on temporary differences between the financial statement and tax bases of assets and liabilities using the expected tax rates in the year in

PRI AUTOMATION, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

which the differences are expected to reverse. The Company provides a valuation allowance against net deferred tax assets if, based on the available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

Inventories

         Inventories, consisting of raw materials, work-in-process and finished goods, are stated at the lower of cost (determined principally on a first-in, first-out basis) or market.

Property and Equipment

         Property and equipment are stated at cost. Betterments and major renewals are capitalized and included in property and equipment, while repairs and maintenance are charged to expense as incurred. Depreciation and amortization of property and equipment is provided using the straight-line method over the estimated useful lives of the assets. Upon retirement or sale, the cost of the assets disposed and the related accumulated depreciation are removed from the accounts and any resulting gain or loss is credited or charged to operations.

Intangible Assets

         Other assets includes the carrying value of goodwill and other intangible assets. Goodwill represents the excess of the purchase price over the fair value of net assets acquired. Other intangible assets are amortized on a straight-line basis over the estimated useful lives of the assets, ranging from two to five years.

Impairment of Long-Lived Assets

         The Company reviews long-lived assets for impairment whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable or that the useful lives of these assets are no longer appropriate. Each impairment test is based on a comparison of the undiscounted cash flows to the recorded value of the asset. If an impairment is indicated, the asset is written down to its estimated fair value on a discounted cash flow basis. The cash flow estimates used to determine the impairment, if any, reflect management’s best estimates using appropriate assumptions and projections at that time. Management believes that no significant impairment of its long-lived assets has occurred at September 30, 2001.

Billings in Excess of Revenues and Customer Advances

         Billings in excess of revenues and customer advances include amounts billed on incomplete contracts, contracts accounted for using the percentage-of-completion method net of costs and estimated profits recognized, and customer service contracts paid in advance.

Revenue Recognition

         Beginning October 1, 2000, revenue from certain systems at the Company’s Factory Systems segment is recognized upon customer acceptance in accordance with the Securities and Exchange Commission (“SEC”) Staff Accounting Bulletin No. 101 (“SAB 101”). Prior to fiscal year 2001, revenue from such product sales was generally recorded upon shipment to the customer. The Company reported this accounting change in accordance with APB Opinion No. 20, “Accounting Changes,” as a cumulative effect adjustment and recorded a non-cash charge of $5,748,000 (net of income taxes), or a charge of $0.23 per diluted share, to reflect the cumulative effect of a change in accounting principle.

PRI AUTOMATION, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

The charge represents the net profit on $18,386,000 of products that shipped during fiscal year 2000 but did not receive final customer acceptance during fiscal year 2000. The Company’s reported revenue for fiscal year 2001 included $15,058,000 of revenue that was part of the cumulative effect adjustment for products that shipped during fiscal year 2000 but did not receive final customer acceptance until 2001. The Company adopted SAB 101 in the fourth quarter of fiscal year 2001, retroactive to the beginning of the fiscal year (October 1, 2000) and therefore, the cumulative effect adjustment was reported in the first quarter of fiscal year 2001. Financial information for the first three quarters of fiscal year 2001 has been restated to reflect this change. Pro forma amounts for prior years have not been presented to reflect the change in accounting principle under SAB 101, primarily as a result of certain inherent limitations in the Company’s information systems. The Company’s information systems were not designed to track and accumulate the type of information required to fully evaluate and apply the impact of SAB 101, and as such, the process for fiscal year 2001 was largely a manual exercise. As a result, the Company did not believe it could determine the amounts for periods prior to fiscal 2001.

         For certain contracts eligible under Statement of Position No. 81-1, “Accounting for Performance of Construction-Type and Certain Production-Type Contracts” (“SOP 81-1”), revenue on product sales is recognized using the percentage-of-completion accounting method based upon an efforts-expended method. In all cases, changes to total estimated costs and anticipated losses, if any, are recognized in the period in which determined. Revenue recognized under the percentage-of-completion accounting method was approximately $58,193,000, $72,927,000 and $23,383,000 during fiscal years 2001, 2000, and 1999, respectively. Product and installation revenue for systems in the Company’s Factory Systems segment that do not qualify for the percentage-of-completion accounting method is recognized upon customer acceptance in accordance with SAB 101. The fair value of all other elements, including service and support revenue, is based upon the price charged when these elements are sold separately and unaccompanied by other elements and is generally recognized ratably over the applicable contract periods or as the services are performed. Estimated warranty costs are accrued within cost of revenue when revenue is recognized. The Company’s arrangements do not typically contain any right of return privileges other than warranties after shipment or acceptance.

         Revenue from product sales in the Company’s OEM segment is generally recognized upon shipment to the customer. Generally, product sales in the OEM segment do not require installation or contain customer acceptance provisions, however, the Company’s policy is that where installation is required or customer acceptance provisions are present, recognition of such revenue is deferred until installation is complete and acceptance has occurred.

         Software license revenue is recognized upon delivery of the software and completion of a written agreement with the customer, provided fees are fixed or determinable, and collectibility of the related receivable is deemed probable by management. In the Company’s software arrangements, service revenue and post-contract customer support revenue are unbundled from software license sales based upon the fair value of those services where such services are sold separately. The Company recognizes such revenue as the services are provided or ratably over the period of the related contract, as applicable. Where an arrangement requires significant production, customization or modification of software, and the service element does not meet the criteria for separate accounting set forth in Statement of Position 97-2, “Software Revenue Recognition” (“SOP 97-2”), the Company’s accounting policy is to account for the entire arrangement in conformity with SOP 81-1 pursuant to SOP 97-2 using the percentage of completion method based on cost inputs. Revenues from training and consulting are recognized as services are performed.

         Product and equipment net revenue includes revenue from all equipment sales, installation, project management and software licenses. Service and maintenance net revenue consists of service contracts,

PRI AUTOMATION, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

spare part sales, repairs and upgrades, software maintenance contracts and consulting and training services.

Research and Development Costs

         The Company expenses all engineering, research and development costs as incurred. Expenses subject to capitalization in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 86, “Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed,” were insignificant for all periods presented.

Foreign Currency Translation

         The Company’s functional currency is the U.S. dollar. Assets and liabilities of foreign subsidiaries that are denominated in foreign currencies are remeasured into U.S. dollars at rates of exchange in effect at the end of the fiscal year, except for nonmonetary assets and liabilities, which are remeasured using historical exchange rates. Revenue and expense amounts are remeasured using an average of exchange rates in effect during the period, except those amounts related to nonmonetary assets and liabilities, which are remeasured at historical exchange rates. Net realized and unrealized gains and losses resulting from foreign currency remeasurement are included in the consolidated statements of operations as other income or expense.

Legal Expenses

         The Company accrues estimated amounts for legal fees expected to be incurred in connection with loss contingencies when the fees to be incurred are both probable and estimable.

Accounting for Stock-Based Compensation

         The Company continues to apply the accounting provisions of Accounting Principles Board (“APB”) Opinion No. 25 and has elected the disclosure-only alternative permitted under SFAS No. 123, “Accounting for Stock-Based Compensation.” The Company has disclosed pro forma net loss and pro forma net loss per share in Note H using the fair value based method.

Net Loss Per Common Share

         Basic and diluted net loss per common share is computed using the weighted average number of common shares outstanding. Stock options to purchase 5,392,725, 3,886,926 and 3,759,387 shares were outstanding as of September 30, 2001, 2000, and 1999 respectively, but were not included in the computation of diluted loss per share because the Company was in a loss position and the inclusion of such shares would have had an anti-dilutive effect.

Comprehensive Loss

         The Company presents comprehensive loss in its Consolidated Statement of Stockholders’ Equity. Accumulated other comprehensive loss as of September 30, 2001 consists of the unrealized loss of $7,445,000 on the Shinsung investment.

New Accounting Pronouncements

         In July 2001, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 141 (“SFAS No. 141”), “Business Combinations” and Statement of Financial

PRI AUTOMATION, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Accounting Standards No. 142 (“SFAS No. 142”), “Goodwill and Other Intangible Assets.” SFAS No. 141 requires that all business combinations be accounted for under the purchase method only, eliminating the pooling-of-interests method and that certain acquired intangible assets in a business combination be recognized as assets apart from goodwill. SFAS No. 142 requires, among other things, the discontinuance of goodwill amortization, which is replaced with periodic tests of impairment of goodwill and that intangible assets other than goodwill be amortized over their useful lives. In addition, the standard includes provisions for the reclassification of certain existing recognized intangibles as goodwill, reassessment of the useful lives of existing recognized intangibles, reclassification of certain intangibles out of previously reported goodwill and the identification of reporting units for purposes of assessing potential future impairments of goodwill. SFAS No. 142 also requires the Company to complete a transitional goodwill impairment test six months from the date of adoption. SFAS No. 141 is effective for all business combinations initiated after June 30, 2001 and for all business combinations accounted for by the purchase method for which the date of acquisition is after June 30, 2001. The provisions of SFAS No. 142 will be effective for fiscal years beginning after December 15, 2001, however early adoption is permitted for companies with a fiscal year beginning after March 15, 2001 and was adopted by the Company on October 1, 2001. The impact of SFAS No. 142 will not have a material effect on the Company’s financial position and results of operations.

         In October 2001, the FASB issued Statement of Financial Accounting Standards No. 144 (“SFAS No. 144”), “Accounting for the Impairment or Disposal of Long-Lived Assets.” The objectives of SFAS No. 144 are to address significant issues relating to the implementation of FASB Statement No. 121 (“SFAS No. 121”), “Accounting for the Impairment of Long-Lived Assets and for the Long-Lived Assets to Be Disposed Of,” and to develop a single accounting model, based on the framework established in SFAS No. 121, for long-lived assets to be disposed of by sale, whether previously held and used or newly acquired. SFAS No. 144 is effective for financial statements issued for fiscal years beginning after December 15, 2001 and generally, its provisions are to be applied prospectively.

B.	CASH AND CASH EQUIVALENTS:

         Cash and cash equivalents consisted of the following at September 30:

	2001	2000

	(IN THOUSANDS)
Cash on hand and deposited with banks	$4,772	$7,450

Money market funds	44,133	38,431

Short-term investments	10,063	46,603

	$58,968	$92,484

C.	INVENTORIES:

         Inventories consisted of the following at September 30:

	2001	2000

	(IN THOUSANDS)
Raw materials	$29,823	$43,981

Work-in-process	9,898	6,248

Finished goods	50,317	8,875

	$90,038	$59,104

PRI AUTOMATION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

D.	PROPERTY AND EQUIPMENT:

         Property and equipment consisted of the following at September 30:

	DEPRECIABLE LIFE	2001	2000

		(IN THOUSANDS)
Machinery and equipment	2-7 years	$38,626	$41,232

Furniture and fixtures	5-7 years	7,931	7,415

Leasehold improvements	Shorter of life of lease or useful life	13,112	8,583

		59,669	57,230

Accumulated depreciation and amortization		(41,180)	(33,165)

		$18,489	$24,065

         Depreciation expense was $12,858,000, $8,245,000, and $7,364,000 for the fiscal year 2001, 2000 and 1999, respectively.

E.	OTHER INCOME, NET:

         Other income, net, consisted of the following for the three years ended September 30:

	2001	2000	1999

	(IN THOUSANDS)
Interest income, net	$3,349	$3,283	$2,110

Net translation and foreign exchange gains (losses)	(624)	(721)	854

Gain on investment in affiliate	868	—	—

Other, net	(240)	(8)	(29)

	$3,353	$2,554	$2,935

F.	LEASE COMMITMENTS:

         The Company leases manufacturing and office facilities and equipment under noncancelable operating leases expiring through the year 2011. Rent expense under operating leases was $6,317,000, $5,651,000, and $4,418,000, for fiscal years 2001, 2000, and 1999, respectively. Obligations under capital leases were insignificant at September 30, 2001.

PRI AUTOMATION, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

         At September 30, 2001, future minimum payments required under all noncancelable operating leases were as follows:

OPERATING
FISCAL YEAR	LEASES

(IN THOUSANDS)
2002	$6,235

2003	7,295

2004	6,471

2005	4,875

2006	3,983

2007 and thereafter	13,359

Total minimum lease payments	$42,218

G.	ACCRUED EXPENSES AND OTHER LIABILITIES:

         The significant components of accrued expenses and other liabilities consisted of the following at September 30:

	2001	2000

	(IN THOUSANDS)
Accrued expenses	$4,500	$8,764

Income taxes payable	3,313	1,199

Accrued compensation and benefits	7,903	9,910

Contract loss reserves	5,830	3,765

Warranty accrual	15,941	9,171

	$37,487	$32,809

PRI AUTOMATION, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

H.	STOCKHOLDERS’ EQUITY:

Stock Options

         The Company’s stock option plans provide for the granting of options to qualified employees and non-employee directors to purchase the Company’s common stock at a price equal to the fair market value on the date of grant. Incentive stock options generally vest over five years and expire six years after issuance. Non-qualified stock options generally vest between zero and five years and expire between five and ten years after issuance. There were 642,131 shares available at September 30, 2001 for future grants of options. The Company increased the number of shares available for grant under its plans by 2,800,000, and 1,050,150 shares in fiscal years 2000 and 1999, respectively. Information with respect to option activity for the three years ended September 30 is as follows:

	NUMBER OF	WEIGHTED AVERAGE
	SHARES	EXERCISE PRICE

Outstanding at September 30, 1998	3,545,670	$13.78

Granted	1,532,805	32.37

Canceled	(460,354)	17.24

Exercised	(858,734)	11.76

Outstanding at September 30, 1999	3,759,387	19.17

Granted	1,949,850	49.95

Canceled	(730,919)	28.39

Exercised	(1,091,392)	16.53

Outstanding at September 30, 2000	3,886,926	33.53

Granted	2,482,348	17.10

Canceled	(834,282)	31.39

Exercised	(142,267)	13.71

Outstanding at September 30, 2001	5,392,725	$26.80

		SEPTEMBER 30,

	2001	2000	1999

Options exercisable	1,630,087	999,217	1,025,154

Weighted average exercise price	$25.61	$23.74	$14.40

PRI AUTOMATION, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Summarized information about stock options outstanding at September 30, 2001 is as follows:

	OPTIONS OUTSTANDING			OPTIONS EXERCISABLE

		WEIGHTED
		AVERAGE			WEIGHTED
	NUMBER	REMAINING	WEIGHTED	NUMBER	AVERAGE
RANGE OF	OUTSTANDING	CONTRACTUAL	AVERAGE	EXERCISABLE	EXERCISE
EXERCISE PRICES	AT 9/30/01	LIFE (YEARS)	EXERCISE PRICE	AT 9/30/01	PRICE

$ 2.03 — $14.75	983,798	3.21	$13.96	476,620	$13.73

14.90 — 17.69	903,310	4.95	15.79	203,610	16.99

17.75 — 17.75	1,120,385	5.06	17.75	149,378	17.75

17.81 — 29.75	923,386	4.06	25.45	465,484	25.37

30.00 — 47.38	1,145,096	4.47	45.32	247,386	45.89

48.06 — 85.68	316,750	4.52	67.12	87,609	67.58

$ 2.03 — $85.68	5,392,725	4.38	$26.80	1,630,087	$25.61

         On October 29, 1997, the Company granted Interval Logic Corporation (“ILC”), a subsidiary of the Company, common stock options in accordance with the Board of Directors’ adoption of the 1997 Interval Logic Corporation Incentive and Non-Qualified Stock Option Plan, and reserved 5,000,000 shares of ILC authorized common stock. These options give ILC employees the option to purchase shares of ILC common stock at exercise prices ranging from $0.10 to $1.00 per share. The options vest over four years and expire after ten years. There were 3,693,610 shares available at September 30, 2001 for future grants of options. Information with respect to ILC option activity for the three years ended September 30 is as follows:

	NUMBER OF	WEIGHTED AVERAGE
	SHARES	EXERCISE PRICE

Outstanding at September 30, 1998	2,015,250	$0.10

Granted	391,750	0.19

Canceled	(154,765)	0.11

Exercised	(24,018)	0.10

Outstanding at September 30, 1999	2,228,217	0.11

Granted	434,000	1.00

Canceled	(244,741)	0.48

Exercised	(52,159)	0.10

Outstanding at September 30, 2000	2,365,317	0.24

Granted	101,500	1.00

Canceled	(1,236,604)	0.16

Exercised	(13,262)	0.33

Outstanding at September 30, 2001	1,216,951	$0.39

		SEPTEMBER 30,

	2001	2000	1999

Options exercisable	825,723	1,442,035	938,632

Weighted average exercise price	$0.21	$0.10	$0.10

PRI AUTOMATION, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Summarized information about ILC stock options outstanding at September 30, 2001 is as follows:

		OPTIONS OUTSTANDING		OPTIONS EXERCISABLE

		WEIGHTED
		AVERAGE			WEIGHTED
	NUMBER	REMAINING	WEIGHTED	NUMBER	AVERAGE
RANGE OF	OUTSTANDING	CONTRACTUAL	AVERAGE	EXERCISABLE	EXERCISE
EXERCISE PRICES	AT 9/30/01	LIFE (YEARS)	EXERCISE PRICE	AT 9/30/01	PRICE

$0.10	830,501	6.31	$0.10	724,062	$0.10

1.00	386,450	8.61	1.00	101,661	1.00

$ 0.10 — $1.00	1,216,951	7.04	$0.39	825,723	$0.21

Employee Stock Purchase Plan

         The Company offers an Employee Stock Purchase Plan (“ESPP”) under which rights are granted to purchase shares of common stock at a price of 85% of the lesser of the market value of such shares at either the beginning or the end of each six-month offering period. The plan permits employees to purchase common stock through payroll deductions, which may not exceed 10% of an employee’s compensation as defined in the plan. The Company reserved 70,000 shares of common stock for issuance under its plan during fiscal year 2000, and also adopted a new plan under which it reserved 350,000 shares. During fiscal year 2001, the Company authorized an additional 500,000 shares under the new plan. Shares purchased during fiscal years 2001, 2000 and 1999 were 368,949, 164,120, and 171,436, respectively, at average prices ranging from $8.51 to $28.90 per share. Shares available for future purchase under the ESPP totaled 370,453 at September 30, 2001.

Pro Forma Information

         For purposes of determining pro forma compensation cost under SFAS No. 123, the fair value of both the Company and ILC options granted are estimated on the date of grant using the Black-Scholes valuation model with the following assumptions:

	SEPTEMBER 30,

	2001	2000	1999

Weighted average fair value of Company options	$12.25	$35.42	$16.86

Weighted average fair value of ILC options	$0.66	$0.54	$0.13

Options granted—Company	2,482,348	1,949,850	1,532,805

Options granted—ILC	101,500	434,000	391,750

Assumptions:

Expected life of grants (years)	5	5	5

Risk-free interest rate	4%	6%	5%

Expected volatility	90%	85%	71%

Dividend yield	None	None	None

PRI AUTOMATION, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

         For purposes of determining pro forma compensation cost under SFAS No. 123, the fair value of each ESPP purchase right was estimated using the Black-Scholes valuation model with the following assumptions:

	SEPTEMBER 30,

	2001	2000	1999

Weighted average fair value of purchase rights	$8.08	$18.98	$6.60

ESPP purchase rights granted	368,949	164,120	171,436

Assumptions:

Expected life of purchase rights (years)	0.5	0.5	0.5

Risk-free interest rate	2.71% and 4.44%	6.11% and 6.25%	4.59% and 5.86%

Expected volatility	90% and 128%	72% and 120%	83% and 99%

Dividend yield	None	None	None

         Had compensation costs for the Company’s stock plans been determined on the fair market value at the grant dates for such awards, the Company’s net loss and loss per share would approximate the pro forma amounts below:

	YEARS ENDED SEPTEMBER 30,

	2001	2000	1999

		(IN THOUSANDS)
Loss before cumulative effect of change in accounting principle:

As reported	$(93,296)	$(7,953)	$(36,085)

Pro forma	$(117,832)	$(29,160)	$(50,304)

Loss per share before cumulative effect of change in accounting principle:

Basic and diluted:

As reported	$(3.69)	$(0.34)	$(1.67)

Pro forma	$(4.66)	$(1.23)	$(2.33)

         The effects of applying SFAS No. 123 in this pro forma disclosure are not likely to be representative of the effects on reported net income (loss) for future years.

Rights Agreement

         The Board of Directors of the Company adopted a Rights Agreement, dated as of December 9, 1998, between the Company and State Street Bank and Trust Company, as Rights Agent. In connection with this agreement, the Board distributed one purchase right for each share of common stock then or thereafter outstanding. The rights will become exercisable only under certain circumstances, such as if a person or group acquires beneficial ownership of 20% or more of the outstanding common shares of the Company or attempts to acquire such ownership through an unsolicited tender offer. Each right, when it becomes exercisable, will entitle the holder to purchase from the Company one one-hundredth of a share of Series A Participating Cumulative Preferred Stock, par value $0.01 per share, of the Company, at a price of $140. If a person or group acquires beneficial ownership of 20% or more of the outstanding common shares of the Company, each right will entitle its holder to purchase shares of the Company’s Series A Participating Cumulative Preferred Stock with a value of twice the purchase price. Prior to any party acquiring 20% or more of the outstanding common shares of the Company or prior to the expiration date, the Board of Directors of the Company may redeem the rights in whole, but not

PRI AUTOMATION, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

in part, at a price, in cash or common shares or other securities of the Company deemed by the Board of Directors to be at least equivalent in value, of $.001 per right. The rights expire on December 9, 2008 unless otherwise redeemed by the Company prior to that date.

I.	CONTINGENT LIABILITIES:

         Between October 1, 1998 and January 1, 2002 the Company issued an aggregate of 896,521 shares of common stock to employees who exercised options granted under the 1997 Non-Incentive Stock Option Plan and an aggregate of 129,547 shares of common stock to employees who participated in the 2000 Employee Stock Purchase Plan. These issuances were not registered under the Securities Act of 1933, as amended, due to an inadvertent failure to timely file Registration Statements on Form S-8 covering these transactions. The Company could be exposed to claims by some of its employees for rescission of these purchases. A rescission right involves the right of the employee to require the Company to repurchase the shares at the original exercise price plus interest. However, based on an investigation by the Company of these transactions, including subsequent dispositions by employees of the shares at prices higher than they paid, such that they have no rescission damages, the Company does not believe that the amount of any such potential rescission liability would be material to its financial condition or results of operations.

         From November 2000 through January 2001, the Company and three of its directors (one an officer) were named as defendants in five virtually identical lawsuits filed in the United States District Court for the District of Massachusetts claiming, among other things, that the defendants violated certain securities laws and regulations. Each complaint sought certification as a class action on behalf of virtually all purchasers of the Company’s stock from January 27, 2000 through September 11, 2000. The five cases have been consolidated, and the case is now entitled In re PRI Automation, Inc. Securities Litigation, Civil Action No. 00-123958-REK. A group of five persons has been appointed as lead plaintiff, and the court has approved the group’s selection of lead counsel. A consolidated amended complaint was filed on October 16, 2001. The amended complaint claims that the defendants violated Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 and SEC Rule 10b-5, and also Sections 11 and 15 of the Securities Act of 1933, by virtue of statements and omissions that the plaintiffs claim were materially false or misleading. In substance, the amended complaint alleges that, throughout the class period, senior management of the Company knew that the Company’s Factory Automation Systems division was encountering manufacturing problems in preparing its new TurboStocker product for higher-volume production, that those manufacturing problems were financially material to the Company, and that the Company did not adequately disclose those problems until the end of the class period. The amended complaint also alleges that the registration statement for a securities offering by the Company in May 2000 failed adequately to disclose these manufacturing problems. The amended complaint seeks damages, pre-judgment and post-judgment interest, costs and attorneys’ fees. The Company (together with the defendant directors) filed a motion to dismiss and supporting papers on December 4, 2001. Argument on the motion has been rescheduled, and a new date has not yet been set. The Company strongly believes that the lawsuit lacks merit, and the Company intends to defend against the claims vigorously. However, the Company could incur substantial costs defending the lawsuit, has no insurance coverage relating to these claims, and has undertaken to indemnify the individual defendants for any losses they may suffer. Moreover, although the Company has established a reserve of $2,980,000 for legal costs, the amount of that reserve may be inadequate. The lawsuits could also divert the time and attention of the Company’s management. The Company cannot predict the outcome of the lawsuits at this time, and there can be no assurance that the litigation will not have a material adverse impact on its financial condition or results of operations.

PRI AUTOMATION, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

J.	INCOME TAXES:

         Income (loss) before income taxes for domestic and foreign operations for the years ended September 30 was as follows:

	2001	2000	1999

		(IN THOUSANDS)
Domestic	$(95,058)	$(12,012)	$(36,637)

Foreign	3,853	5,286	1,617

Total	$(91,205)	$(6,726)	$(35,020)

         The following summarizes the Company’s provision for (benefit from) income taxes for the years ended September 30:

	2001	2000	1999

		(IN THOUSANDS)
Current tax (benefit) provision:

Federal	$—	$78	$(7,667)

State	100	221	21

Foreign	1,991	928	320

Total current (benefit) provision	2,091	1,227	(7,326)

Deferred provision (benefit):

Federal	—	—	4,570

State	—	—	2,643

Foreign	—	—	1,178

Total deferred provision	—	—	8,391

Total provision for income taxes	$2,091	$1,227	$1,065

         The differences between the effective tax rates and the U.S. federal statutory tax rates were as follows:

	2001	2000	1999

U.S. federal income tax statutory rate	(34.0)%	(34.0)%	(34.0)%

Change in valuation allowance	34.1	60.5	43.4

State income taxes, net of federal benefit	—	2.8	(0.4)

Foreign rate differential	1.4	(8.5)	(0.1)

U.S. and foreign tax credits	—	(5.9)	(9.6)

Acquisition costs not deductible for tax purposes	—	—	3.9

Other	0.8	3.3	(0.2)

Effective tax rate	2.3%	18.2%	3.0%

PRI AUTOMATION, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

At September 30, the components of net deferred tax assets (liabilities) were as follows:

	2001	2000

	(IN THOUSANDS)
Gross deferred tax assets:

Accruals and reserves	$33,777	$10,819

Intangible assets	1,893	2,135

Tax credits	6,593	8,376

Canadian R&D and capital cost allowances	8,209	8,709

Net operating losses	31,946	22,777

Depreciation	2,014	—

Other	515	6,474

Total gross deferred tax assets	84,947	59,290

Gross deferred tax liabilities:

Long-term contracts	(18)	(4,040)

Accounts receivable	—	(349)

Depreciation	—	(2,147)

Total gross deferred tax liabilities	(18)	(6,536)

Valuation allowance	(84,929)	(52,754)

Net deferred tax assets	$—	$—

         The Company experienced net operating losses during fiscal years 1998 and 1999 and, as a result, it believed that sufficient uncertainty existed regarding the realizability of the net deferred tax assets and accordingly it established a full valuation allowance in fiscal 1999. Due to the net operating losses in fiscal years 2000 and 2001, the Company has continued to maintain a full valuation allowance against its net deferred tax assets as of the end of fiscal 2001. The net increase in the valuation allowance during fiscal years 2001 and 2000 was $32,175,000 and $19,406,000, respectively.

         At September 30, 2001, the Company had an aggregate U.S. federal net operating loss (NOL) of $84,183,000 that is available to offset future taxable income. Approximately $46,300,000 of the NOL is attributable to the exercise of stock options for which the tax benefit, when realized, will be recorded directly to stockholders’ equity. The U.S. federal net operating loss available for carryforward begins to expire in fiscal year 2020. The Company also has U.S. federal credit carryforwards of $2,582,000 that begin to expire in fiscal year 2005. The Company has available state net operating losses of $64,000,000 that expire in fiscal year 2004 to fiscal year 2022 and state credit carryforwards of $4,448,000 that expire beginning in fiscal year 2013. The Company also has non-U.S. credits of $1,075,000 that begin to expire in fiscal year 2005. Ownership changes, as defined in the Internal Revenue Code, may have limited the amount of net operating loss carryforwards and research and development credit carryforwards that can be utilized annually to offset future taxable income and taxes payable. Subsequent ownership changes could further affect the limitation in future years.

PRI AUTOMATION, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

K.	DEFINED CONTRIBUTION PLANS:

         Eligible employees can participate in the Company’s 401(k) Savings and Retirement Plan by making voluntary contributions to the plan in amounts up to the statutory limit or 15% of their annual compensation. Currently, the Company has elected to match a portion of the employee deferral up to certain prescribed limits, and these matching contributions vest at a rate of 20% per year. The Company’s contribution expense under these plans amounted to $1,779,000, $1,321,000, and $1,118,000 for fiscal years 2001, 2000, and 1999, respectively.

         Canadian employees are eligible to participate in the Registered Retirement Savings Plan (“RRSP”) that allows voluntary contributions up to the statutory limit. The Company has elected to match a portion of the employee contributions, up to a maximum of $5,000 per employee per year. These contributions are fully vested when made. The Company’s contribution expenses under the RRSP were approximately $363,000, $332,000, and $255,000 in fiscal years 2001, 2000, and 1999, respectively.

L.	SEGMENT REPORTING AND GEOGRAPHIC INFORMATION:

         The Company operates in three primary segments, all within the semiconductor manufacturing and OEM equipment supply industry, which serve both domestic and international markets. These reportable operating segments consist of Factory Systems, OEM Systems, and Software Systems. These businesses are segregated into their respective reportable segments based on the Company’s management reporting structure and its method of internal resource allocations. Additionally, the Company’s product development processes and customers were evaluated in determination of the segments.

         The Factory Systems segment provides automation products for interbay, intrabay and lithography automation as well as integration and support services to semiconductor manufacturers. The OEM Systems segment provides wafer-handling systems, software and services for semiconductor equipment suppliers. The Software Systems segment primarily provides manufacturing execution system (“MES”) software and advanced planning and scheduling software to semiconductor manufacturers. This segment, however, does not include all of the Company’s software products, as material control software (“MCS”) and tool connectivity software are components of the other segments.

         The Company’s operating segments have no significant intersegment revenues and expenses, as revenues from all segments are generated from sales to unaffiliated customers. External revenues and expenses are allocated between the applicable segments. The Company’s segments are evaluated on an operating profit basis, and other income and expenses and income tax provisions or benefits are not calculated for the specific segments. Any results of operations or assets not specifically allocated to these segments are included in the Corporate and Other category. The Corporate and Other category assets include all non-identifiable assets, primarily cash and investments, deferred income taxes, and other current and non-current assets. Activity related to strategic technology development, corporate marketing, general corporate administrative expenses, merger costs and certain special charges, are included in the Corporate and Other segment. Depreciation expense and expenditures for long-lived assets by segment are not presented below as amounts are not used in measuring segment operating performance by the Company’s chief operating decision maker. The accounting policies of the reportable segments are the same as those described in Note A, “Summary of Significant Accounting Policies.”

PRI AUTOMATION, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

SUMMARY OF BUSINESS SEGMENTS

	YEAR ENDED SEPTEMBER 30,

	2001	2000	1999

	(IN THOUSANDS)
TOTAL NET REVENUE TO UNAFFILIATED CUSTOMERS:

Factory Systems	$136,201	$144,219	$70,046

OEM Systems	105,071	118,210	41,496

Software Systems	27,286	37,343	24,754

Total net revenue	$268,558	$299,772	$136,296

SEGMENT OPERATING (LOSS) PROFIT*:

Factory Systems	$(76,970)	$(35,710)	$(21,454)

OEM Systems	9,873	33,063	1,426

Software Systems	(5,782)	10,401	(3,062)

Other reconciling items:

Corporate and other expenses	(21,679)	(17,034)	(14,865)

Consolidated operating loss	$(94,558)	$(9,280)	$(37,955)

IDENTIFIABLE SEGMENT ASSETS:

Factory Systems	$117,520	$121,664

OEM Systems	25,911	37,703

Software Systems	12,774	15,413

Identifiable segment assets	156,205	174,780

Corporate and other	62,750	102,144

Consolidated total assets	$218,955	$276,924

         •     Special charges by segment for fiscal year 2001 were $41,417,000 and consisted of $30,949,000 for Factory Systems, $3,735,000 for OEM Systems, $2,878,000 for Software Systems and $3,855,000 for Corporate. Significant special charges recorded within the Factory Systems segment included $8,153,000 for contract losses, $2,944,000 for a write-off of specialized demonstration equipment and a significant portion of the $6,263,000 for warranty provisions primarily associated with the TurboStocker product. Special charges recorded within the Software Systems segment included $545,000 for costs related to a terminated software development project. Special charges included within Corporate and other expenses were $2,980,000 for a reserve for legal costs to defend against a pending shareholder class action lawsuit and $875,000 for acquisition-related fees. Special charges of $9,661,000 related to inventory write-downs and costs associated with order cancellations consisted of $7,561,000 at Factory Systems and $2,100,000 at OEM Systems. Employee severance costs of $7,460,000 consisted of $4,319,000, $935,000, and $2,206,000 for Factory Systems, OEM Systems, and Software Systems, respectively. Costs for exiting leased facilities of $2,536,000 consisted of $2,409,000 for Factory Systems and $127,000 for Software Systems. Segment operating loss in fiscal year 2000 includes special charges of $25,337,000 for Factory Systems consisting of $14,657,000 related to inventory provisions and write- downs, $4,765,000 for contract losses, $4,113,000 charged to revenue primarily for provisions for late delivery penalties $1,233,000 for warranty expense and other items, and $569,000 for employee severance costs. Segment operating loss in fiscal year 1999 includes special charges of $6,375,000 for Software Systems consisting of legal, accounting and investment banking fees and other costs incurred in consolidating the Company’s business unit structure. See Note N for further information.

PRI AUTOMATION, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

SUMMARY OF GEOGRAPHIC INFORMATION

         Information as to the Company’s revenues in different geographical areas for the years ended September 30 were as follows. Sales are attributable to geographic areas based on location of customers.

	2001		2000		1999

	REVENUES	%	REVENUES	%	REVENUES	%

			($ IN THOUSANDS)
United States	$167,059	62.2%	$191,570	63.9%	$91,632	67.2%

Korea	18,331	6.8%	19,604	6.5%	1,010	0.7%

Germany	13,531	5.0%	15,024	5.0%	15,990	11.7%

China	13,073	4.9%	302	0.1%	—	0.0%

Taiwan	11,559	4.3%	24,477	8.2%	6,012	4.4%

Rest of world	45,005	16.8%	48,795	16.3%	21,652	16.0%

Total net revenue	$268,558	100.0%	$299,772	100.0%	$136,296	100.0%

         Long-lived assets, including property and equipment, goodwill, intellectual property and other intangible assets by geographical areas as of September 30 were as follows:

	2001	2000

	(IN THOUSANDS)
United States	$25,038	$21,575

Canada	1,308	2,991

Rest of world	465	453

Total long-lived assets	$26,811	$25,019

M.	INVESTMENTS:

         During fiscal year 2001 the Company acquired two companies, Commotion Technology, Inc. in exchange for 103,852 shares of the Company’s common stock and WaferState Controls, Inc. for $1,500,000 in cash of which $750,000 was paid in the year. Both of these acquisitions were accounted for as purchases, and the results of operations of these acquired companies are reflected in the Company’s statements of operations from the dates of the acquisitions. The Company recorded intangible assets of $2,027,000 and goodwill of $1,393,000 related to these acquisitions. These acquisitions did not materially impact consolidated results; and therefore, no pro forma information is provided.

         On December 1, 2000, the Company signed a strategic alliance agreement with Shinsung Engineering Co. Ltd. (“Shinsung”), a South Korean manufacturer of semiconductor clean room equipment and other industrial systems, to assemble the Company’s automated storage and retrieval systems. As part of the strategic alliance, the Company made a minority investment of $11,467,000 in Shinsung in exchange for 3,109,091 common shares and warrants to purchase an additional 3,866,900 common shares. The 3,109,091 common shares represented approximately 11% of the outstanding common shares of Shinsung at the time of the investment. The cost of the investment was allocated to the common shares and warrants based on their respective fair values at the time of the investment. The common shares and warrants are included in investment in affiliate on the Consolidated Balance Sheet at their fair market values of $2,399,000 and $2,491,000, respectively, at September 30, 2001. The change in the fair market value of the common shares resulted in an unrealized loss of $3,015,000 for

PRI AUTOMATION, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

the year ended September 30, 2001, and is reported as a separate component of other comprehensive loss. The fair value of the common stock of Shinsung was determined using the closing price per share on the Korean stock exchange at the end of each reporting period. The fair value of the Shinsung warrants was determined using the Black-Scholes valuation model assuming an exercise price of 3200 Korean Won, contractual term of 10 years, dividend rate of zero, volatility of 100% and risk free interest rate of 6.92%.

         Prior to February 23, 2001 the warrants were being accounted for as a derivative instrument under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” since the warrants met the criteria for treatment as a derivative as defined by paragraphs 6-9 of SFAS No. 133 and in particular, the warrants were readily convertible into cash. The increase in the fair value of the warrants of $868,000 between the beginning of fiscal year 2001 and the amendment of the warrant agreement on February 23, 2001 is therefore included in other income in the consolidated statement of operations for the year ended September 30, 2001.

         On February 23, 2001, the Company and Shinsung amended the warrant agreement to provide that upon exercise of the warrants into common stock, the Company is restricted from selling or transferring the stock for a period of 33 days after the date of exercise and the warrants may not be transferred or sold to any third party. Following the amendments, the warrants are no longer readily convertible into cash and therefore no longer fall within the scope of SFAS No. 133. Since February 23, 2001 the warrants are being accounted for in accordance with SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities”, pursuant to EITF 96-11, “Accounting for Forward Contracts and Purchased Options to Acquire Securities Covered by FASB Statement 115.” Accordingly, the decline in the fair value of the warrants after February 23, 2001 through September 30, 2001 of $4,430,000 is reported as a separate component of other comprehensive loss.

         The warrants and common stock were not deemed to be other than temporarily impaired at September 30, 2001, as defined by SAB 59, “Accounting for Noncurrent Marketable Equity Securities,” primarily due to the fact that the fair value of the warrants and common stock at September 30, 2001 had been less than the initial investment for a period of less than three months, combined with the recovery in the quoted share price of Shinsung subsequent to September 30, 2001.

N.	SPECIAL CHARGES:

         For the year ended September 30, 2001, the Company recorded special charges of $41,417,000 in its second and fourth fiscal quarters. These charges consisted of $24,077,000 charged to cost of sales and $17,340,000 charged to restructuring and other costs.

         Special charges to cost of sales of $24,077,000 in fiscal year 2001 included contract losses of $8,153,000, $6,263,000 for additional warranty provisions, and $9,661,000 for inventory write-downs and costs associated with order cancellations. The $8,153,000 charge for contract losses was recorded in the fourth quarter of fiscal year 2001, when the Company determined that an additional reserve was required in connection with the Company’s first full factory automation system in a 300 mm production fab. The increased reserve was required due to higher estimates of the costs to complete the project, including the impact of various engineering design modifications and the completion of certain project scope changes in the fourth quarter. This contract is expected to be completed during fiscal year 2002. The warranty provision of $6,263,000 related primarily to increased material and service costs for a program initiated in the fourth quarter of fiscal year 2001 to repair and retrofit TurboStocker product already installed in the field. The retrofit program resulted from certain operational problems at selected customers. The $9,661,000 charge for inventory write-downs and costs associated with order

PRI AUTOMATION, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

cancellations consisted of $6,596,000 for a general increase in excess and obsolete inventory due to a significant decline in new business orders as well as order cancellations resulting from the semiconductor capital equipment industry downturn during fiscal year 2001, combined with $3,065,000 of obsolete inventory for a discontinued product line in the fourth quarter at Factory Systems.

         Restructuring and other costs of $17,340,000 in fiscal year 2001 consisted of $7,460,000 for employee severance costs, $2,980,000 for a reserve for legal costs to defend against a pending shareholder class action lawsuit (see Note I for further information), $2,944,000 for the write-off of specialized demonstration equipment taken out of service in the second quarter, $2,536,000 for costs associated with exiting leased facilities, $875,000 for acquisition-related fees, and $545,000 for costs related to a software development project that was terminated in the second quarter. The Company initiated during the second and fourth quarters of fiscal year 2001 a series of cost-cutting programs in response to the industry downturn that included workforce reductions and a reduction in a number of leased facilities. The reduction in the Company’s worldwide workforce in fiscal year 2001 was approximately 620 people or 35%, consisting of both temporary and full-time employees. Annualized savings associated with the workforce reductions are anticipated to be approximately $36,000,000. The Company expects the majority of the remaining accrued restructuring and other costs to be paid by the end of 2002.

         For the year ended September 30, 2000, the Company recorded special charges of $25,337,000 in its fourth fiscal quarter. These costs consisted of $4,113,000 charged to revenue, $20,655,000 charged to cost of sales, and $569,000 charged to operating expenses for employee severance.

         The $4,113,000 charge to revenue represented primarily a provision for customer late delivery penalties at the Company’s Factory System segment. Special charges to cost of sales recorded in the fourth quarter of fiscal year 2000 were $20,655,000, and included $14,657,000 related to inventory provisions and write-downs, $4,765,000 for contract losses, and $1,233,000 for provisions for warranty expense and other items. The $14,657,000 of inventory reserves and write-downs related to an additional excess and obsolete inventory provision of $6,659,000 and an inventory cost valuation adjustment of $7,998,000. The inventory provision of $6,659,000 primarily resulted from design changes related to the Company’s TurboStocker product following certain manufacturing and supply chain problems. The inventory cost valuation adjustment of $7,998,000 primarily resulted from significant fourth quarter manufacturing inefficiencies due to increased manufacturing, assembly, and test time for the TurboStocker product to meet specifications. The contract loss reserve of $4,765,000 consisted of $3,765,000 related to a new order in the fourth quarter of fiscal year 2000 for the Company’s first full factory automation system in a 300 mm production fab, where total cost estimates exceeded the contract value, and $1,000,000 for one additional loss making contract. The additional warranty accrual of $1,233,000 was primarily due to an increase in warranty costs for TurboStocker product installed in the field.

         For the year ended September 30, 1999, the Company recorded restructuring and other costs of $6,375,000. The Company recorded special charges of $650,000 in the first quarter, as a provision for severance relating to the termination of 62 employees. This workforce reduction occurred in response to a downturn in the semiconductor equipment industry. In the second quarter, the Company recorded costs of $3,950,000 related to the acquisition of Promis, primarily consisting of legal, accounting and investment banking fees. Additionally, in the second quarter, the Company recorded special charges of $1,850,000 consisting of $1,406,000 for compensation-related costs for five management personnel in the selling, general, and administrative functions to satisfy existing contractual obligations related to the acquired companies; $196,000 of costs associated with exiting leased facilities; and $248,000 for other

PRI AUTOMATION, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

legal costs. In the fourth quarter, the Company recognized a credit of $75,000 to adjust estimated costs to reflect actual costs incurred through September 30, 1999.

         Rollforward of Restructuring and Other Costs:

	BALANCE SHEET

		VALUATION
		ALLOWANCES	ACCRUED LEGAL AND RESTRUCTURING COSTS

	RESTRUCTURING
	AND OTHER				FACILITY	ACQUISITION
	COSTS	FIXED	EMPLOYEE	LEGAL	EXIT	RELATED	OTHER
	PROVISIONS	ASSETS	COSTS	COSTS	COSTS	COSTS	COSTS

			(IN THOUSANDS)
Q1 FY99 charges	$650	$—	$650	$—	$—	$—	$—

Q2 FY99 charges	5,800	—	1,406	248	196	3,950

Q4 FY99 credits	(75)	—	—	—	—	(75)

FY99 Payments/Disposal	—	—	(1,632)	(248)	(196)	(3,875)	—

Sept. 30, 1999 Balance	6,375	—	424	—	—	—	—

FY00 Payments/Disposals		—	(352)	—	—	—	—

Sept. 30, 2000 Balance		—	72	—	—	—	—

Q2 FY01 charges	11,888	2,944	4,093	2,980	451	875	545

Q4 FY01 charges	5,452	—	3,367	—	2,085	—	—

Payments/Disposals	—	(2,944)	(3,946)	(239)	(201)	(875)	(500)

Sept. 30, 2001 Balance	$17,340	$—	$3,586	$2,741	$2,335	$—	$45

PRI AUTOMATION, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

O.	SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED):

         The following unaudited selected quarterly financial data reflect the effect on the Company’s previously reported results for the first three quarters of fiscal year 2001 of the implementation of SAB 101. Pro forma amounts for prior years have not been presented as the effect of the change in accounting principle could not be reasonably determined.

	YEAR ENDED SEPTEMBER 30, 2001

	FIRST	SECOND	THIRD	FOURTH	TOTAL
	QUARTER	QUARTER(A)	QUARTER	QUARTER(B)	YEAR

		(IN THOUSANDS, EXCEPT SHARE DATA)
Net revenue:

As reported	$94,852	$91,191	$75,190	$49,086	$310,319

Effect of change in accounting principle	(10,148)	(18,249)	(13,364)	—	(41,761)

After the impact of SAB 101	84,704	72,942	61,826	49,086	$268,558

Gross profit:

As reported	31,273	15,000	12,801	(11,111)	47,963

Effect of change in accounting principle	(5,222)	(3,752)	(3,659)	—	(12,633)

After the impact of SAB 101	26,051	11,248	9,142	(11,111)	35,330

Net income (loss):

As reported	1,214	(26,006)	(14,177)	(41,694)	(80,663)

Effect of change in accounting principle	(5,222)	(3,752)	(3,659)	—	(12,633)

Cumulative effect of change in accounting principle	(5,748)	—	—	—	(5,748)

After the impact of SAB 101	$(9,756)	$(29,758)	$(17,836)	$(41,694)	$(99,044)

Basic and diluted net income (loss) per share:

As reported	$0.05	$(1.03)	$(0.56)	$(1.64)	$(3.19)

Effect of change in accounting principle	(0.21)	(0.15)	(0.14)	—	(0.50)

After the impact of SAB 101	(0.16)	(1.18)	(0.70)	(1.64)	(3.69)

Cumulative effect of change in accounting principle	(0.23)	—	—	—	(0.23)

Net income (loss) per share	$(0.39)	$(1.18)	$(0.70)	$(1.64)	$(3.92)

	YEAR ENDED SEPTEMBER 30, 2000

	FIRST	SECOND	THIRD	FOURTH	TOTAL
	QUARTER	QUARTER	QUARTER	QUARTER(C)	YEAR

Net revenue	$58,693	$76,669	$88,873	$75,537	$299,772

Gross profit	21,378	30,050	36,444	7,301	95,173

Net income (loss)	$294	$5,806	$9,831	$(23,884)	$(7,953)

Net income (loss) per share:

Basic	$0.01	$0.25	$0.41	$(0.96)	$(0.34)

Diluted	$0.01	$0.23	$0.38	$(0.96)	$(0.34)

PRI AUTOMATION, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(a)	The results of the second quarter of fiscal year 2001 were affected by special charges related to inventory write-downs of $4,496,000, employee severance costs of $4,093,000, a reserve for legal costs to defend against a pending shareholder class action lawsuit of $2,980,000, a write-down of impaired assets of $2,944,000 and facilities exit costs and other costs including product discontinuance of $1,871,000.

(b)	The results of the fourth quarter of fiscal year 2001 were affected by special charges related to contract losses of $8,153,000, warranty provisions of $6,263,000, inventory provisions and write-downs of $5,165,000, employee severance costs of $3,367,000, and facilities exit costs of $2,085,000.

(c)	The results of the fourth quarter of fiscal year 2000 were affected by special charges related to inventory provisions and write-downs of $14,657,000, provisions for contract losses and customer penalties of $8,878,000 and provisions for warranty and other items of $1,802,000, due to manufacturing and supply chain problems encountered during the quarter within the Company’s Factory Systems segment.

P.	SUBSEQUENT EVENT:

         On October 23, 2001, the Company entered into an Agreement and Plan of Merger with Brooks Automation, Inc. (“Brooks”) and its wholly owned subsidiary, Pontiac Acquisition Corp. Under the merger agreement, holders of the Company’s common stock will receive 0.52 shares of Brooks common stock for each share of the Company’s common stock outstanding at the time of the merger. The merger, expected to close in the first calendar quarter of 2002, is subject to certain conditions, including regulatory approvals, the approval of the merger by the Company’s stockholders, and the approval by Brooks’ stockholders of the issuance of the common stock of Brooks in the merger. The merger is intended to qualify as a tax-free reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended, and will be accounted for as a purchase transaction.

BROOKS-PRI AUTOMATION, INC.

UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

On October 23, 2001, Brooks and PRI entered into the merger agreement. Pursuant to the merger agreement and subject to its terms and conditions, PRI common stockholders received 0.52 shares of Brooks common stock for each share of PRI common stock. The merger closed on May 14, 2002 and was accounted for as a purchase in accordance with Statement of Financial Accounting Standards No. 141 (“SFAS 141”).

On October 5, 2001, Brooks acquired certain of the assets of General Precision, Inc., or GPI, in exchange for 850,000 shares of Brooks common stock, with a market value of approximately $26.2 million at the time of issuance (based upon the average closing price for two days before and the day of the consummation of the transaction), subject to post-closing adjustments. GPI, located in Valencia, California, is a supplier of high-end environmental solutions for the semiconductor industry. The transaction was accounted for as a purchase in accordance with SFAS 141. A proforma balance sheet is not presented as the consolidated balance sheet of Brooks at June 30, 2002 includes the assets acquired and liabilities assumed of GPI and PRI. The results of operations of GPI for the period subsequent to October 5, 2001 are included within the unaudited historical consolidated statement of operations data of Brooks for the nine months ended June 30, 2002. No pro forma adjustments were required to the results of operations for the nine months ended June 30, 2002 related to GPI as the results of operations for GPI for the five days from October 1, 2001 through October 5, 2001 are not material to the Company’s results of operations.

The following tables show summary unaudited pro forma financial information as if Brooks, GPI and PRI had been combined as of October 1, 2000 for statement of operations purposes.

The unaudited pro forma combined financial information is based on estimates and assumptions, which are preliminary and have been made solely for purposes of developing such pro forma information. The estimated pro forma adjustments arising from the acquisitions of PRI and GPI are derived from the final purchase prices paid and estimated fair values of the assets acquired and liabilities assumed. The final fair value and resulting goodwill may differ from that reflected in the pro forma statement of operations. The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results that would have occurred if each transaction had been consummated as of October 1, 2000 for statement of operations, nor is it necessarily indicative of future operating results. The unaudited pro forma combined financial information should be read in conjunction with the historical consolidated financial statements of Brooks and PRI and related notes thereto, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of Brooks and PRI contained in their respective annual reports and quarterly reports, and other information Brooks and PRI have filed with the SEC, and the audited financial statements of GPI included in Brooks’ current report on Form 8-K/A filed April 4, 2002.

The fiscal year end of GPI was December 31. The pro forma statement of operations for the year ended September 30, 2001 includes the unaudited results for the fourth quarter of the fiscal year ended December 31, 2000 and the first, second and third quarters of fiscal 2001 of GPI.

BROOKS-PRI AUTOMATION, INC.

UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED SEPTEMBER 30, 2001
(IN THOUSANDS, EXCEPT PER SHARE DATA)

			GPI				PRI
			ACQUISITION		PRO FORMA		ACQUISITION
	HISTORICAL	HISTORICAL	PRO FORMA		COMBINED	HISTORICAL	PRO FORMA		PRO FORMA
	BROOKS(A)	GPI	ADJUSTMENTS		BROOKS/GPI	PRI(B)	ADJUSTMENTS		COMBINED

Revenues	$381,716	$15,487	$—		$397,203	$268,558	$—		$665,761

Cost of revenues	229,332	8,748	—		238,080	233,228	1,470	(4)	472,778

Gross profit	152,384	6,739	—		159,123	35,330	(1,470)		192,983

Operating expenses

							1,671	(4)

Research and development	60,868	—	—		60,868	62,175	(552	)(5)	124,162

							3,543	(4)

Selling, general and administrative	95,919	5,157	—		101,076	50,373	148	(6)	155,140

Amortization of acquired intangible assets	30,187	—	3,619	(1)	33,806	—	18,396	(1)	52,202

Acquisition-related, restructuring and other costs	9,314	—	—		9,314	17,340	—		26,654

Total operating expenses	196,288	5,157	3,619		205,064	129,888	23,206		358,158

Income (loss) from operations	(43,904)	1,582	(3,619)		(45,941)	(94,558)	(24,676)		(165,175)

Interest (income) expense, net	(8,471)	(153)	—		(8,624)	(3,349)	—		(11,973)

Other (income) expense, net	1,090	—	—		1,090	(4)	—		1,086

Income (loss) before income taxes and minority interests	(36,523)	1,735	(3,619)		(38,407)	(91,205)	(24,676)		(154,288)

			704	(2)			(59	)(6)

Income tax provision (benefit)	(6,439)	42	(1,556	)(3)	(7,249)	2,091	(36,261	)(7)	(41,478)

Income (loss) before minority interests	(30,084)	1,693	(2,767)		(31,158)	(93,296)	11,644		(112,810)

Minority interests in loss of consolidated subsidiary	(424)	—	—		(424)	—	—		(424)

Income (loss) from continuing operations	$(29,660)	$1,693	$(2,767)		$(30,734)	$(93,296)	$11,644		$(112,386)

Loss per share from continuing operations:

Basic	$(1.65)				$(1.63)				$(3.47)

Diluted	$(1.65)				$(1.63)				$(3.47)

Shares used to compute loss per share from continuing operations:

Basic	18,015		850		18,865		13,563		32,428

Diluted	18,015		850		18,865		13,563		32,428

See Notes to Unaudited Pro Forma Combined Condensed Financial Statements

(A)	As reported in Brooks’ current report on Form 8-K as filed with the SEC on August 15, 2002.

(B)	As reported in PRI’s annual report on Form 10-K/A for fiscal 2001 as filed with the SEC.

BROOKS-PRI AUTOMATION, INC.
UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
FOR THE NINE MONTHS ENDED JUNE 30, 2002
(IN THOUSANDS, EXCEPT PER SHARE DATA)

			PRI
			ACQUISITION
	HISTORICAL	HISTORICAL	PRO FORMA		PRO FORMA
	BROOKS(A)	PRI(B)	ADJUSTMENTS		COMBINED

Revenues	$201,068	$115,541	$—		$316,609

Cost of revenues	134,704	100,390	919	(4)	236,013

Gross profit	66,364	15,151	(919)		80,596

Operating expenses			1,044	(4)

Research and development	50,254	24,302	(510	) (5)	75,090

			2,215	(4)

Selling, general and administrative	66,228	24,931	93	(6)	93,467

Amortization of acquired intangibles	11,711	—	11,498	(1)	23,209

Acquisition-related, restructuring and other costs	10,926	9,448	—		20,374

Total operating expenses	139,119	58,681	14,340		212,140

Loss from operations	(72,755)	(43,530)	(15,259)		(131,544)

Interest (income) expense, net	2	(640)			(638)

Other (income) expense, net	(1,045)	365			(680)

Loss before income taxes and minority interests	(71,712)	(43,255)	(15,259)		(130,226)

			(37	) (6)

Income tax provision (benefit)	(24,964)	1,500	(17,098	) (7)	(40,599)

Income (loss) before minority interests	(46,748)	(44,755)	1,876		(89,627)

Minority interests in loss of consolidated subsidiary	(90)	—			(90)

Income (loss) from continuing operations	$(46,658)	$(44,755)	$1,876		$(89,537)

Loss per share from continuing operations:

Basic	$(2.08)				$(2.65)

Diluted	$(2.08)				$(2.65)

Shares used to compute loss per share from continuing operations:

Basic	22,448		11,327	(8)	33,775

Diluted	22,448		11,327	(8)	33,775

See Notes to Unaudited Pro Forma Combined Condensed Financial Statements

(A)	As reported in Brooks’ quarterly report on form 10-Q for the nine months ended June 30, 2002 as filed with the SEC.

(B)	For the period from October 1, 2001 through May 14, 2002, the date of acquisition.

BROOKS-PRI AUTOMATION, INC.

NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED
FINANCIAL STATEMENTS

(1)  To record amortization expense for the identifiable intangible assets with a weighted average useful life of 4.7 years.

(2)  To adjust the income tax expense recorded by GPI in its historical statements of operations to reflect the 43.0% tax rate applicable to a subsidiary of Brooks operating in California. This adjustment results in additional pro forma tax expense of $704,000 for the year ended September 30, 2001.

(3)  To record the income tax effect of the pro forma adjustment to amortization of acquired intangible assets. This adjustment was recorded at 43.0%, and results in a reduction of pro forma tax expense by $1,556,000 for the year ended September 30, 2001.

(4)  To record amortization of deferred compensation arising from the proposed acquisition. Incremental pro forma compensation expense of $1,470,000, $1,671,000, and $3,543,000 was recorded to cost of revenues, research and development, and selling, general and administrative expenses, respectively, for the year ended September 30, 2001 and $919,000, $1,044,000, and $2,215,000, respectively, for the period from October 1, 2001 through May 14, 2002, the date of the acquisition.

(5)  To reverse amortization expense related to intangible assets of PRI existing prior to the proposed acquisition. Amortization expense of $552,000 and $510,000 was reversed from research and development expense for the year ended September 30, 2001 and the period from October 1, 2001 through May 14, 2002, the date of the acquisition.

(6)  To record additional pro forma compensation expense of $148,000 and related income tax benefit of $59,000 for the year ended September 30, 2001 and $93,000 and related income tax benefit of $37,000 for the period from October 1, 2001 through May 14, 2002, the date of the acquisition, calculated at the applicable tax rate of 40%, related to the terms of the employment agreement between Brooks and its president, Robert J. Therrien. This salary increase is effective upon completion of the merger of Brooks with PRI.

(7)  To record temporary tax differences arising on acquisition of PRI and to record the pro forma benefit of taxable losses of $36,261,000 for the year ended September 30, 2001 and $17,098,000 for the period from October 1, 2001 through May 14, 2002, the date of the acquisition, which would have been capitalized if the acquisition had occurred on October 1, 2000 and October 1, 2001, respectively. Adjustments were recorded utilizing the Brooks applicable tax rate of 40%.

(8)  To reflect the 13,563,000 shares issued to PRI shareholders for the proforma period from October 1, 2001 to May 14, 2002.

The acquisition of PRI by Brooks Automation will give rise to the consolidation and elimination of certain duplicate Brooks facilities and redundant Brooks personnel. Brooks anticipates headcount reductions of approximately 62 people across all functional areas of the business and will include an estimated charge for workforce reductions related to its current operations of $1.3 million comprised of severance, employee benefits, and outplacement support. Brooks has preliminarily identified redundant facilities consisting of sales and support offices, manufacturing facilities, and administrative offices. As such, an accrual of $0.4 million to terminate lease obligations under these agreements will be included as an adjustment. In addition, incremental capital expenditures of $16.3 million are estimated for incremental leasehold improvements and information technology requirements. Brooks expects to incur integration and transition related expenses of approximately $10 to $12 million. As a result of the merger, Brooks’ chief executive officer will vest in certain incremental retirement benefits, and as such an incremental accrual of $5.9 million will be provided.

SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 27, 2002	BROOKS-PRI AUTOMATION, INC.

By: /s/ Ellen B. Richstone Ellen B. Richstone Senior Vice President of Finance and Administration and Chief Financial Officer

EXHIBIT INDEX

ITEM NO.	DESCRIPTION

23.1	Consent of PricewaterhouseCoopers LLP (Independent Accountants for PRI Automation, Inc.)